Exhibit 99.1

FOR IMMEDIATE RELEASE

Supernus Sues Par for Infringement of Trokendi XR® Patents

Rockville, MD., January 16, 2015 — Supernus Pharmaceuticals, Inc. (Nasdaq:SUPN) announced that it sued generic drug makers Par Pharmaceutical Companies, Inc. and Par Pharmaceutical, Inc. (collectively “Par”) for infringement of four patents covering its antiepileptic drug Trokendi XR®.  Supernus’ United States Patents Nos. 8,298,576, 8,298,580, 8,663,683 and 8,877,248 cover once-a-day topiramate formulations and methods of treating seizures using those formulations.  Patent protection for Trokendi XR expires no earlier than 2027.

The Complaint—filed in the U.S. District Court for the District of New Jersey—alleges that Par infringed Supernus’ Trokendi XR patents by submitting to the Food and Drug Administration (“FDA”) an Abbreviated New Drug Application (“ANDA”) seeking to market a generic version of Trokendi XR prior to the expiration of Supernus’ patents.  Filing its Complaint within 45 days of receiving Par’s Paragraph IV certification notice entitles Supernus to an automatic stay preventing the FDA from approving Par’s ANDA for 30 months.

Supernus President and CEO Jack Khattar confirmed that “Supernus intends to vigorously enforce its patent rights.”

Supernus is represented by attorneys from Frommer Lawrence and Haug LLP and its corporate counsel, Saul Ewing LLP.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The Company markets two products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR® (extended-release topiramate). The Company is also developing several product candidates in psychiatry to address large market opportunities in ADHD, including ADHD patients with impulsive aggression. These product candidates include SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward Looking Statements

This press release contains forward-looking statements regarding the Company’s ability to defend and enforce its intellectual property rights covering Trokendi XR. Actual results may differ materially from those in these forward-looking statements as a result of various factors, including, but not limited to, the ability of Supernus to finance potential litigation and to prevail in any such proceeding to successfully defend its intellectual property rights. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s Annual Report Form 10-K that was filed with the United States Securities and Exchange Commission (“Commission”) on March 21, 2014 under the caption “Risk Factors” and the updates to these risk factors in the Company’s Quarterly Report form 10-Q filed with the Commission on November 12, 2014.  Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise these statements, except as may be required by law.

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

301-838-2591

or

INVESTOR CONTACT:

COCKRELL GROUP

877-889-1972

investorrelations@thecockrellgroup.com

cockrellgroup.com